Exhibit 99.1

Cambium Networks receives delinquency notice from Nasdaq

HOFFMAN ESTATES, IL, Aug 26, 2025 – Cambium Networks Corporation (“Cambium Networks” or the “Company”) (NASDAQ: CMBM), a leading global provider of networking solutions, announced today that on August 25, 2025, it received a delinquency letter (the “delinquency notice”) from The Nasdaq Stock Market LLC ("Nasdaq") notifying the Company that it continues to be out of compliance with Nasdaq's continued listing requirements set forth in Nasdaq Listing Rule 5250(c)(1) due to the Company's failure to timely file its Quarterly Report on Form 10-Q for the period ended June 30, 2025.

In the delinquency notice Nasdaq confirmed the Company has until October 13, 2025 to file its delinquent reports, including it delinquent Annual Report on Form 10-K for the year ended December 31, 2024 and its Quarterly Report on Form 10-Q for the period ended March 31, 2025. Nasdaq has requested an update to the Company’s original plan to regain compliance with respect to the filing requirements, including its plans to file the Form 10-Q for the period ended June 30, 2025, by September 9, 2025.

About Cambium Networks

Cambium Networks enables service providers, enterprises, industrial organizations, and governments to deliver exceptional digital experiences, and device connectivity, with compelling economics. Our ONE Network platform simplifies management of Cambium Networks’ wired and wireless broadband and network edge technologies. Our customers can focus more resources on managing their business rather than the network. We make connectivity that just works.

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Contacts:
Investor Relations
Cambium Networks
investors@Cambiumnetworks.com